EXHIBIT 99.1

       Bruce Lauritsen, Long-Time Flexsteel Leader, Dies at 64

    DUBUQUE, Iowa--(BUSINESS WIRE)--May 21, 2007--Flexsteel
Industries, Inc. (NASDAQ:FLXS) announced today that K. Bruce
Lauritsen, Vice Chairman of the Board of Directors and Chairman of Flexsteel's Executive Committee, died Sunday, May 20, 2007, at home in Dubuque, Iowa after a hard-fought battle with pancreatic cancer.

    Formerly President and Chief Executive Officer of Flexsteel,
1993-2006, Lauritsen was a dedicated leader whose optimism and affability made him as well-liked as he was widely respected.

    After graduating from Creighton University in 1965 with a Bachelor of Arts degree in philosophy, Lauritsen served in the U.S. Army as an Infantry Officer. He completed a tour of duty in Vietnam and was awarded the Bronze Star.

    Lauritsen's career with Flexsteel began in 1968 when he joined the company as a Sales Trainee. Six years later, he was named National Sales Manager, and fifteen years later, in 1989, he became President. During the last ten years, Lauritsen's strong vision and leadership helped propel the company to increased sales, expanded markets, and enhanced brand recognition. He had many great accomplishments during his tenure as CEO. He re-organized the reporting structure into three business-seating units: Home Furnishings, Commercial and RV/Marine. He also led the executive team and directors on the acquisition of DMI Furniture, which in turn implemented an offshore Asian sourcing program to blend with the company's U.S. manufacturing focus.

    "Bruce, in his long tenure with Flexsteel, served in many demanding and critical positions. Under his leadership as President and CEO, the company's revenue increased from $200 million to more than $400 million. In addition, his leadership guided the Company as it evolved to meet the challenges of the constantly changing business climate and helped Flexsteel maintain its leadership role in the home furnishings industry. As a leader and a friend, Bruce will be sorely missed," says Bruce Boylen, Chairman of the Board, Flexsteel Industries, Inc.

    Many organizations, both furniture industry and community-based, benefited from Lauritsen's involvement over the years, including the boards of directors of: The American Home Furnishings Alliance (AHFA); First Community Trust, Dubuque; Hills and Dales, Dubuque; First National Bank, Dubuque; Loras College Board of Regents, Dubuque; and the Dubuque Area Chamber of Commerce.

    Lauritsen was born in Omaha, Nebraska on August 23, 1942. He is survived by his wife Jeanne; his three children, Jeanne's two children, and 16 grandchildren; one brother, four sisters and their families. He was preceded in death by his parents and many aunts and uncles.

    Deeply committed to his community and church as well as the furniture industry, Lauritsen also worked with the United Way, the Girl Scouts of America, and the Parish Pastoral Council at St. Joseph the Worker Catholic Church, Dubuque.

    For more than a century, Flexsteel Industries, Inc., has been designing and crafting fine upholstered furniture. The publicly traded company sells its well-known furniture across the globe and operates seven U.S. manufacturing plants and two permanent showrooms. Further information on Flexsteel Industries, Inc., can be accessed at http://flexsteel.com.


    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392